UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 30, 2012

Date of Report

(Date of earliest event reported)

NexCore Healthcare Capital Corp

(Exact name of registrant as specified in its charter)

Delaware	000-50764	20-0003432
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1621 18th Street, Suite 250, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 244-0700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The information provided under Item 5.02 herein is incorporated into this Item 1.01 by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided under Item 5.02 herein is incorporated into this Item 3.02 by this reference. The grants of Restricted Stock were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The grants were made to fewer than ten persons all of whom were accredited investors, and did not involve any general solicitation or advertising. The Company did not receive any cash proceeds from the grants.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2012, the Board of Directors of Nexcore Healthcare Capital Corp (the “Company”) granted shares of restricted common stock (the “Restricted Stock”) to its chief executive officer, principal financial officer and certain other named executive officers. In connection with the awards of Restricted Stock, each of the recipients entered into a Restricted Common Stock Award Agreement (each, an “Agreement”) with the Company. The table below presents the number of shares of Restricted Stock that were awarded to each named executive officer:

Name	Shares
Robert D. Gross	66,667
Peter K. Kloepfer	113,333
Robert E. Lawless	40,000
Gregory C. Venn	133,333

With respect to each grant, one-third (1/3) of the shares of Restricted Stock vested immediately upon grant, one-third (1/3) will vest on the first anniversary of grant and the remaining one-third (1/3) will vest on the second anniversary of grant. Unvested shares are subject to forfeiture upon the recipient’s cessation of employment with the Company for any reason other than a termination without cause or the death, disability or voluntary retirement of the recipient. All unvested shares of Restricted Stock will immediately vest upon (i) termination of recipient’s employment without cause, (ii) a change of control of the Company, or (iii) the death, disability or voluntary retirement of the recipient.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXCORE HEALTHCARE CAPITAL CORP

Date: December 5, 2012	By:	/s/ Robert E. Lawless
	Name:	Robert E. Lawless
	Title:	Chief Financial Officer